THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

THIS NOTE IS ISSUED IN CONNECTION WITH A LOAN AND SECURITY AGREEMENT AMONG THE PAYEE, THE MAKER AND OTHERS OF EVEN DATE HEREWITH, PURSUANT TO WHICH THE PAYEE HAS AGREED TO BE A LENDER TO THE MAKER, ALL AS SET FORTH IN THE LOAN AND SECURITY AGREEMENT.

CONVERTIBLE PROMISSORY NOTE

U.S. $2,136,902.21	March 8, 2010

FOR VALUE RECEIVED, Gwenco, Inc., a Kentucky corporation (the “Maker”), hereby promises to pay to Interstellar Holdings, LLC, or its successors and assigns (the “Payee”), at its address at 1446 Redding Road, Fairfield CT, 06824, or to such other address as the Payee shall provide in writing to the Maker for such purpose, the principal sum of up to TWO MILLION ONE HUNDRED THIRTY SIX THOUSAND NINE HUNDRED TWO AND 21/100 DOLLARS (U.S. $2,136,902.21), or such lesser amount as may then constitute the aggregate outstanding principal balance of all Revolving Credit Loans made by the Payee to the Maker pursuant to the Loan Agreement (as defined below).  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Loan Agreement.

The entire principal amount hereunder, together with all accrued but unpaid interest shall be due and payable in full on March 8, 2015 (the “Maturity Date”), or on such earlier date as such amount may earlier become due and payable pursuant to the terms hereof or the terms of the Loan Agreement.  The Maker hereby authorizes the Payee to record, on the schedule(s) annexed to this Convertible Promissory Note as Exhibit A (the “Loan Schedule”), the date and amount of each Revolving Credit Loan, of each payment or prepayment of principal made by the Maker, and of each conversion pursuant to Section 3 below, and agrees that all such notations shall be conclusive absent manifest error; provided, however, that the failure of the Payee to make any such notation shall not affect the Maker’s obligations hereunder.

This Convertible Promissory Note is issued pursuant to the Loan and Security Agreement of even date herewith (together with all modifications, renewals, amendments, restatements, or replacements, the “Loan Agreement”) among the Payee, the Maker, Quest Minerals & Mining Corp., and Quest Minerals & Mining Ltd., and is subject to, and entitled to, all provisions and benefits thereof.

1.           Interest Rate.

(a)           Interest shall accrue on the unpaid principal amount of this Convertible Promissory Note (the “Note”) at the rate of twelve percent (12%) per annum from the date hereof until the earlier of (a) the date such unpaid principal amount and all accrued but unpaid interest hereon are paid in full or (b) the date all such principal amount and accrued interest are converted into shares (the “Shares”) of the common stock, $0.0001 par value, of Quest Minerals & Mining Corp. (the “Parent”), a Utah corporation and the parent corporation of the Maker (the “Common Stock”), in accordance with the terms hereof.  Interest hereunder shall be paid as set forth in the Loan Agreement or on such earlier date as any principal amount and accrued interest hereunder are converted in accordance with the terms hereof.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  If the principal amount of this Note and all accrued interest are not paid in full on the Maturity Date, interest at the default rate set forth in the Loan Agreement shall continue to accrue on the balance of any unpaid principal and interest until such balance is paid.

(b)           All payments made on this Note shall be applied in accordance with the Loan Agreement.  After the Maturity Date or upon an Event of Default, interest shall continue to accrue on this Note at the default rate set forth in the Loan Agreement and shall be payable as provided in the Loan Agreement.

2.           Conversion of Principal and Interest.

(a)           Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit B (a “Conversion Notice”) at any time and from time to time after the date hereof and prior to the payment in full of the principal amount of and all accrued interest on this Note (the date of the delivery of a Conversion Notice, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note, plus accrued and unpaid interest thereon, into that number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note, plus the accrued and unpaid interest thereon, being converted by the Conversion Price (as defined in Section 13).  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

(b)           The Parent shall at all times use its best commercial efforts to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion provisions of this Note, such number of Shares as shall from time to time be sufficient to effect the conversion provisions of this Note.

(c)           If, at any time while this Note is outstanding, the Per Share Market Value of a share of Common Stock falls below $0.0015 for three (3) consecutive Trading Days, then within thirty (30) calendar days thereafter, the Parent shall effect a reverse split of its Common Stock as directed by Lender.

3.           Certain Conversion Limitations.

(a)           The Payee may not convert any outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 13) and the rules promulgated thereunder) in excess of 4.99% of the then-issued and outstanding shares of Common Stock.  Since the Payee will not be obligated to report to the Parent the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 4.99% of the then-outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the Payee upon not less than 61 days’ prior notice to the Maker.

(b)           The Payee may not convert any outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would require the Parent to issue shares of Common Stock in excess of Parent’s then-maximum authorized but unissued shares of Common Stock; provided, however, that Parent shall use its best efforts to increase its maximum authorized shares of Common Stock to accommodate such conversion.

4.           Deliveries.  Not later than three Trading Days (as defined in Section 13) after any Conversion Date (the “Delivery Date”), the Maker will deliver to the Payee (i) a certificate or certificates representing the number of Shares being acquired upon the conversion of the principal amount of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice (subject to the limitations set forth in Section 3 hereof), and (ii) an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”).  The Maker’s delivery to the Payee of stock certificates in accordance with clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule.

5.           Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder, under the Loan Agreement or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon. Such prepayment shall be due and payable within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by the Payee.

A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)            an Event of Default; or

(ii)           the Maker shall fail for any reason to deliver certificates or an Endorsement to the Payee prior to the sixtieth (60th) day after a Conversion Date pursuant to and in accordance with Section 4.

6.           No Waiver of Payee’s Rights, etc.  All payments of principal and interest shall be made without setoff, deduction or counterclaim.  No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right.  The Maker hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of this Note and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.  Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.           Modifications.  No term or provision contained herein may be modified, amended or waived except by as provided in the Loan Agreement.

8.           Cumulative Rights and Remedies; Usury.  The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.           Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note, and such fees and expenses shall be included as Lender Expenses.

10.         Successors and Assigns; Assignment. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns.  The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.  This Note and the rights and obligations hereunder may not be assigned or delegated, in whole or in part, by the Maker without the prior written consent of the Payee, which may be withheld in Payee’s sole discretion.  The Payee may assign and/or delegate this Note and its rights and obligations hereunder.

11.         Lost or Stolen Promissory Note.  If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note.  In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

12.         Governing Law; Choice of Venue; Jury Trial Waiver.

(a)           This Note shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Kentucky without regard to the principles of conflicts of law thereof.  Each of parties hereto hereby agrees that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state and federal courts located in Fairfield, Connecticut; provided, however, that any suit seeking enforcement against any collateral or other property may be brought, at the Payee’s option, in the courts of any jurisdiction where the Payee elects to bring such action or where such collateral or other property may be found.  Each of the parties waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 12. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(b)           EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.         Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Conversion Price” shall be the lesser of (i) $0.001 per share (which shall not be adjusted if the Parent, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of its capital stock), and (ii) 40% of the average of the three (3) lowest Per Share Market Values during the ten (10) Trading Days immediately preceding the applicable Conversion Date; provided, however, that in no event shall the Conversion Price be less than the par value of the Common Stock in effect at the time of conversion.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Connecticut are authorized or required by law or other government action to close.

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IN WITNESS WHEREOF, the Maker has caused this Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

GWENCO, INC.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

THE TERMS OF THE FOREGOING NOTE ARE HEREBY ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE.

QUEST MINERALS & MINING CORP.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

EXHIBIT A

LOAN SCHEDULE

Type of Loan Transaction[1]	Date of Borrowing / Prepayment / Conversion	Amount of Borrowing / Prepayment / Conversion	Remaining Principal Amount
B	10/12/2009	$1,916,372.69	$1,916,372.69
B	10/31/2009	$65,306.00	$1,981,678.69
B	3/8/2010	$56,773.50	$2,038,452.19

1 Borrowing, Prepayment or Conversion

-Exhibit A-

EXHIBIT B

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Convertible Promissory Note into shares of common stock, $0.0001 par value (the “Common Stock”), of Quest Minerals & Mining Corp., according to the conditions hereof, as of the date written below.  No fee will be charged to the holder for any conversion.

Exchange calculations: ______________________________________________

Date to Effect Conversion: ___________________________________________

Principal Amount and Interest of
Convertible Note to be Converted: _____________________________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price:

Signature: __________________________________________

Name:_____________________________________________

Address: ___________________________________________

-Exhibit B-